UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

Current Report Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported): April 7, 2014

LONE STAR GOLD, INC.

 (Exact Name of Registrant as Specified in its Charter)

Nevada	333-15961	45-2578051
(State or other jurisdiction (State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer (I.R.S. Employer Identification No.)

700 Louisiana Street
Suite 3950
Houston, TX 77002
 (Address of Principal Executive Offices and Zip Code)

(832) 390-2648
(Registrant's Telephone Number, Including Area Code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 1.01 ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT

The board of directors (the “Board”) of Lone Star Gold, Inc. (the “Company” or “Lone Star”) believes that it is in the best interest of the Company to retain the services of Mr. Mark G. Townsend as Chairman and CEO, and memorialize this in a three (3) year employment contract.  The Board is currently negotiating with Mr. Townsend, with Mr. Townsend recusing himself from those negotiations on behalf of the Company.

As part of the employment contract, Mr. Townsend will provide one hundred percent (100%) ownership in the Texas corporate entity named Channeland Entertainment Group, Inc. for the one thousand dollars ($1,000) paid in consideration for incorporation.  This transaction will not include any of the assets previously referenced within the acquisition agreement discussed below, only the corporate entity itself which also includes the usage of the “Channeland” brand identity as part of employment contract with Mr. Townsend.

ITEM 1.02 TERMINATION OF A MATERIAL DEFINITIVE AGREEMENT.

On December 17, 2013, Lone Star Gold, Inc. (the “Company” or “Lone Star”) entered into an agreement (the “Agreement”) with Mark G. Townsend (“Townsend”) to acquire the operations of Channeland Entertainment Group, Inc., a Texas corporation, all cash and marketable securities equal in amount to the book value of certain assumed liabilities, licenses, accounts receivable, prepaid expenses, inventory, equipment including all phone systems, fixtures and furniture, customer and supplier lists, phone numbers, trademarks, trade names, corporate names, service marks, trade secrets, proprietary data, and other intellectual property rights as defined in the agreement, leases and contracts set forth as assumed liabilities in the Agreement, and books and records in exchange for a promissory note in the amount of $350,000, bearing interest at 4% and due in sixty (60) consecutive equal monthly installments of principal and interest commencing not less than three (3) years from the date of issuance and ending sixty (60) months thereafter.

The transaction has not closed and due to the inability to complete a valuation for completion of the transaction, Mr. Townsend believes it is in the best interest of the Company to not close on the Agreement and terminate it as of this day, Monday, April 7, 2014.

ITEM 9.01 FINANCIAL STATEMENTS AND EXHIBITS

Item 9.01 Financial Statements and Exhibits.

No.                     Exhibit

99.1                     Press Release dated April 9, 2014

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Lone Star Gold, Inc.

(Registrant)
By: /s/ Mark G. Townsend
Chief Executive Officer

Date: April 9, 2014